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                     May 13, 2024

       Steven T. Gallagher
       Chief Accounting Officer
       Brixmor Property Group Inc.
       450 Lexington Avenue
       New York, NY 10017

                                                        Re: Brixmor Property
Group Inc.
                                                            Form 10-K for the
year ended December 31, 2023
                                                            Filed February 12,
2024
                                                            Form 8-K
                                                            Filed February 12,
2024
                                                            File No. 001-36160

       Dear Steven T. Gallagher:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Michael E. McTiernan